Exhibit 99.1

Important Notice
to Directors and Executive Officers of
Kellogg Company
Regarding Blackout Period and Regulation BTR Trading Restrictions
November 24, 2020
On November 24, 2020, Kellogg Company (“Kellogg”) received a notice required by Section 101(i)(2)(E) of the Employee Retirement Income Security Act of 1974, as amended, regarding an anticipated blackout period for the Kellogg Company common stock under the Kellogg Company Savings & Investment Plan, the Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings & Investment Plan, and the Kellogg Company Pringles Savings & Investment Plan (the “S&I Plans”). The blackout period will be implemented in connection with the transfer of the administration of the S&I Plans from Transamerica Retirement Solutions Corporation to Fidelity Retirement Services (“Fidelity”) effective as of January 8, 2021.
The blackout period will be necessary to ensure that all transactions relating to Kellogg Company common stock in the S&I Plans are fully completed before the transition to Fidelity. Participants in the S&I Plans have been advised that there will be a blackout period wherein S&I Plan participants will be unable to direct or diversify investments in Kellogg Company common stock in the S&I Plans starting at 4:00 p.m. ET on December 31, 2020. The blackout period is expected to end during the week ending January 22, 2021.
During the blackout period, directors and executive officers of Kellogg will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR as promulgated by the Securities and Exchange Commission. Subject to limited exceptions, these restrictions generally prohibit, during the blackout period, the direct or indirect purchase, sale or other acquisition or transfer of any of Kellogg equity securities that you acquired in connection with your service or employment as a director or executive officer of Kellogg. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Regulation BTR imposes penalties, including criminal penalties, and a requirement to disgorge all profits, on trades that occur during a Regulation BTR blackout period.
Although certain transactions are exempt from this trading prohibition, those exemptions are limited. Given the applicable rules and the short time period involved, it is recommended that you avoid any change in your beneficial ownership of Kellogg equity and derivative securities during the blackout period.
During the blackout period and for a period of two years after the end date thereof, you may obtain, without charge, information regarding the blackout period, including the actual beginning and end dates of the blackout period, by calling the Kellogg Benefit Center at 888-280-6933. In addition, for any questions you may have about the blackout period, you may also contact Gary Pilnick, Kellogg Company’s Vice Chairman, at (269) 961-2000 or in writing at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599.